Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL 2011

Board of Directors Approves Stock Repurchase

HIGH POINT, N.C. (June 16, 2011) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fourth quarter and fiscal year ended May 1, 2011.

Fiscal 2011 fourth quarter highlights:

■
Net sales were $60.4 million, up 5.5 percent from the fourth quarter of fiscal 2010, with mattress fabric segment sales up 5.3 percent and upholstery fabrics segment sales up 5.7 percent. This is the highest quarterly sales level in three years.

■	Pre-tax income was $4.7 million, or 7.7 percent of sales, compared with $5.0 million, or 8.7 percent, of sales, in the prior year period.

■
Net income was $6.0 million, or $0.45 per diluted share, compared with net income of $5.4 million, or $0.41 per diluted share, in the prior year.  Net income for the fourth quarter of fiscal 2011 included a $1.3 million income tax benefit, while net income for the previous year period included an income tax benefit of $436,000.

■	The company began initial upholstery fabric sales through Culp Europe, its new subsidiary established in Poland to sell and distribute fabrics.

■	The company announced today a $5.0 million share repurchase program.

Fiscal 2011 full year highlights:

■
Net sales were $216.8 million, up five percent over the prior year.  Mattress fabric segment sales were up 6.6 percent over the prior year while upholstery fabric sales were up 3.1 percent.  These results mark the second consecutive annual sales increase since the recession began in 2008.

■	Pre-tax income was $15.1 million compared with a pre-tax income of $14.3 million in fiscal 2010, 6.9 percent of sales for both periods.

■
Net income was $16.2 million, or $1.22 per diluted share, compared with $13.2 million, or $1.01 per diluted share, in the prior year period.  Net income for fiscal 2011 included a $1.1 million income tax benefit, while net income for fiscal 2010 included income tax expense of $1.1 million.

■
The company’s financial position strengthened considerably during fiscal 2011 with cash and cash equivalents and short-term investments totaling $30.9 million at year end, exceeding total debt of $11.5 million. The company increased its total cash and short term investment position by $9.6 million during the year, while investing significantly in capital expenditures of $6.4 million and building working capital of $3.6 million to support higher sales.

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CFI Announces Results for Fourth Quarter and Fiscal 2011

June 16, 2011

Stock Repurchase Program
The company also announced that its Board of Directors has authorized the expenditure of up to $5.0 million for the repurchase of shares of the company's common stock.  Based on the current market value of the common stock, this will allow the company to repurchase approximately five percent of the 13.3 million shares outstanding.  Under the stock repurchase program, shares may be purchased from time to time in open market transactions, block trades, through plans established under Securities Exchange Act Rule 10b5-1, or otherwise. The amount of shares purchased and the timing of the purchases will be based on working capital requirements, market and general business conditions and other factors, including alternative investment opportunities.

Frank Saxon, chief executive officer of Culp, Inc., stated, “This share repurchase program reflects the company’s strong financial position and confidence in our long-term prospects.  Our healthy balance sheet and ample liquidity provide us the opportunity to continue to invest in growing our businesses, while also creating value for our shareholders through share repurchases.”

Overview
           For the three months ended May 1, 2011, net sales were $60.4 million, a 5.5 percent increase compared with $57.2 million a year ago.  The company reported net income of $6.0 million, or $0.45 per diluted share, for the fourth quarter of fiscal 2011, compared with a net income of $5.4 million, or $0.41 per diluted share, for the fourth quarter of fiscal 2010.  Net income for the fourth quarter of fiscal 2011 includes a $1.3 million income tax benefit, while net income for the previous year period included an income tax benefit of $436,000.  The income tax benefit for the fourth quarter of fiscal 2011 includes a non-cash reversal of a portion of a valuation allowance against net deferred tax assets in the amount of $2.3 million.  On a pre-tax basis, the company reported income of $4.7 million compared with pre-tax income of $5.0 million for the fourth quarter of fiscal 2010.

Net sales for fiscal 2011 were $216.8 million, up five percent compared with net sales of $206.4 million in fiscal 2010.  Net income for fiscal 2011 was $16.2 million, or $1.22 per diluted share, compared with $13.2 million, or $1.01 per diluted share, in fiscal 2010.  Net income for fiscal 2011 included a $1.1 million income tax benefit, while net income for fiscal 2010 included income tax expense of $1.1 million.  The income tax benefit for fiscal 2011 includes a non-cash reversal of a valuation allowance against net deferred tax assets relating to future earnings in the amount of $3.6 million.  On a pre-tax basis, the company reported income of $15.1 million compared with pre-tax income of $14.3 million in fiscal 2010.

Commenting on the results for the fourth quarter of fiscal 2011, Saxon said, “We are pleased with our fourth quarter performance, concluding a year of sound growth and progress for Culp.  These results are especially noteworthy in light of the economic headwinds and significant raw material cost and selling price pressures we faced during the year. Although our operating margins are slightly down for the fiscal year due to these factors, we are encouraged that both our mattress fabrics and upholstery fabrics divisions increased sales and we reported higher pre-tax income as compared with the previous year.  Overall, our solid performance reflects the benefits of a lean and agile global operating platform and a strong competitive position in both businesses.  Our financial position continues to be the strongest in the company’s history.  This represents an important competitive advantage in these highly uncertain times, and provides us not only with greater flexibility to pursue our growth initiatives, but also an opportunity to enhance shareholder value through the share repurchase program announced today.  Above all, Culp represents a stable and trusted supplier for our customers with a proven ability to execute.”

Mattress Fabrics Segment
Mattress fabric sales for the fourth quarter were $35.2 million, up 5.3 percent compared with $33.4 million for the fourth quarter of fiscal 2010.  For the year, mattress fabric sales were $122.4 million, up 6.6 percent compared with fiscal 2010.

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CFI Announces Results for Fourth Quarter and Fiscal 2011

June 16, 2011

“Our mattress fabrics business had a solid fourth quarter performance, with the highest quarterly sales of fiscal 2011,” said Saxon.  “Notably, sales were higher compared with a strong fourth quarter period in fiscal 2010.  We are continuing to benefit from our capital investments and recent operating initiatives to further build upon our efficient and scalable manufacturing platform, especially in our knitted fabrics area.  Capital expenditures for the year, including vendor financed payments, were $6.1 million.  Our operating margins for the year were slightly lower due to significantly higher raw material costs and selling price pressures.  Although we are beginning to see some stabilization in raw material prices, these costs remain significantly higher than this time last year.  In response to these raw material cost increases, management has taken steps to re-engineer products and yarns where possible without sacrificing quality, enhance production efficiencies, and implement small price increases to offset a portion of the most significant cost surges.

“We are pleased with our operating performance in mattress fabrics and look forward to additional opportunities to leverage our success in the year ahead.  As a result of our multi-year $45 million capital investment initiatives which were completed during fiscal 2011, Culp has a strong competitive position with a large and modern, vertically integrated manufacturing platform in the major decorative product categories of woven and knitted fabrics.  We have also substantially improved upon our supply logistics from pattern inception to fabric delivery.  Looking ahead to fiscal 2012, we expect to have lower capital expenditures in mattress fabrics with a core strategic focus on product development, along with sales and marketing initiatives.  Most importantly, we remain committed to providing our customers with outstanding service, reliable delivery performance and consistent quality and value,” added Saxon.

Upholstery Fabrics Segment
Sales for this segment were $25.2 million, a 5.7 percent improvement compared with sales of $23.8 million in the fourth quarter of fiscal 2010.  Sales of China-produced fabrics were $21.2 million in the fourth quarter of fiscal 2011, up seven percent, while sales of U.S. produced fabrics were $4.0 million, down two percent.  For the year, upholstery fabric sales totaled $94.4 million, a 3.1 percent increase compared with $91.6 million in fiscal 2010.  Sales of China-produced fabrics were $81.2 million, up five percent, and sales of U.S. produced fabrics were $13.2 million, down eight percent, in fiscal 2011.

“We were pleased with the sales trends in upholstery fabrics for the fourth quarter, with our highest quarterly sales in this segment for fiscal 2011,” noted Saxon.  “However, our profitability for the quarter and the year was primarily affected by significantly higher raw material costs, which began to increase in the second quarter.  We implemented price increases with effective dates in the fourth quarter to help offset as much of these costs as possible.  In addition, we are consistently introducing new fabrics that take into account the higher material costs, and we have re-engineered certain products where possible without affecting quality.  With respect to our one remaining U.S. upholstery fabrics facility, higher raw material costs, along with lower sales, resulted in a weaker performance as compared with the previous year.   Also, we are announcing a price increase for certain U. S. produced fabrics this quarter.

“China produced products accounted for 86 percent of sales in upholstery fabrics for the year.  Our China platform has played a significant role in the ongoing development of our upholstery fabrics business in today’s global marketplace.  Customer response to our China produced products continues to be very favorable as we have further enhanced Culp’s reputation for product innovation, quality and value.  We have continued to look for additional sales opportunities to leverage our success with our U.S. customers and we are expanding sales of China produced products to both the local China market and other international customers.

“As previously announced in the third quarter of fiscal 2011, we established a wholly-owned subsidiary in Poland, called Culp Europe, to sell and distribute fabrics and to make and sell cut and sewn kits,” added Saxon.  “We began sales activities from this location late in the fourth quarter.  The Poland location offers a number of advantages for Culp, including the highest concentration of furniture suppliers to the European market, low operating costs, an experienced work force, and close proximity for shipping to customers in most European countries.  Europe as a whole represents the second largest furniture market in the world behind North America.  This operation is still in the early stages, and we expect sales to develop gradually over the next year.  We are encouraged by the initial level of interest from our customers.”

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CFI Announces Results for Fourth Quarter and Fiscal 2011

June 16, 2011

Saxon continued, “Along with our efforts in Poland, we also previously announced our plans to establish a joint venture in the United Kingdom to sell and distribute upholstery fabrics throughout the U.K.  With the significant opportunities for our Culp Europe operation in Poland and the internal resources required to build this business, we have decided to pursue the U.K. market through a more traditional customer/supplier approach rather than a joint venture. While we are optimistic about the market opportunities in the U.K., our primary focus for the next year will be on our sales and marketing efforts for Culp Europe.

“Looking ahead to fiscal 2012, our priorities are to improve the results of our U.S. facility, make meaningful progress in Culp Europe, and continue the excellent performance of our China-produced fabrics business.”

Balance Sheet
“During fiscal 2011, we have strengthened our balance sheet considerably and generated significant cash flow in this tough economic environment”, added Saxon.  “As of May 1, 2011, we reported $30.9 million in cash and cash equivalents and short-term investments, compared with $21.3 million at the end of fiscal 2010.  Total debt was $11.5 million, which includes long-term debt plus current maturities of long-term debt.  Our next major scheduled principal payment of $2.2 million is due August 2011. Capital expenditures for the year were $6.4 million.  After several years of high levels of capital expenditures, almost all of which were related to the mattress fabrics multi-year investment program, we are expecting significantly lower levels of capital spending for the foreseeable future. We are currently planning for fiscal 2012 capital expenditures of approximately $4.0 million.  Notably, our shareholders equity has grown to $80.3 million at the end of fiscal 2011, up 67 percent from $48.0 million just two years ago.  Our strong financial position provides us with a competitive advantage, especially in this uncertain economy, as well as sufficient capital and flexibility to support our growth strategy in fiscal 2012.”

Outlook
Commenting on the outlook for the first quarter of fiscal 2012, Saxon remarked, “In spite of the macro-economic trends, including persistently high unemployment, consumer credit and leverage concerns, as well as a weak housing market, we are encouraged by the sales trends we are seeing in both of our segments, especially our bedding business.  Overall, we expect our sales for the first quarter of fiscal 2012 to be one to five percent higher than the first quarter of last year.

“We expect sales in our mattress fabrics segment to be two to five percent higher than the same period a year ago.  Operating income in this segment is expected to be somewhat lower than the same period a year ago, due primarily to higher raw materials costs on a year over year basis.

“In our upholstery fabrics segment, we expect sales to be flat to slightly higher as compared to the previous year’s first quarter results.  We believe the upholstery fabric segment’s operating income will be somewhat lower than the same quarter of last year due primarily to higher raw material costs on a year over year basis, and lower profitability in our U.S. operation.

“Considering these factors, the company expects to report pre-tax income for the first fiscal quarter of 2012 in the range of $3.5 to $4.0 million.  Given the volatility in the income tax area, the income tax expense or benefit and related tax rate for the first quarter of fiscal 2012 are too uncertain to project.  This is management’s best estimate at present, recognizing that future financial results are difficult to predict because of overall economic uncertainties,” said Saxon.

In closing, Saxon remarked, “Our results for fiscal 2011 demonstrate that we are successfully navigating through this challenging period of economic weakness and uncertainty. We have worked hard to create scalable and sustainable manufacturing platforms in both businesses. This strategy is allowing us to serve our customers very well and achieve increasing profitability in a difficult business environment. At the same time, Culp is well positioned for further profitable growth as the home furnishings industry eventually recovers and our international sales opportunities develop.  As we begin fiscal 2012, we have a focused strategy and the financial strength to not only fund our growth initiatives, but also to begin to return funds to shareholders through share repurchases as market conditions allow.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.”

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CFI Announces Results for Fourth Quarter and Fiscal 2011

June 16, 2011

About the Company
Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward-looking statements are intended to speak only as of the date on which they are made.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures.  Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on the company’s business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely.  Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products.  Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries.  Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets.  Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 15, 2010, for fiscal year ended May 2, 2010.

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CFI Announces Results for Fourth Quarter and Fiscal 2011

June 16, 2011

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	May 1,	May 2,	May 1,	May 2,
	2011	2010	2011	2010

Net sales	$60,363,000	$57,243,000	$216,806,000	$206,416,000
Income before income taxes	$4,675,000	$4,996,000	$15,062,000	$14,316,000
Net income	$5,990,000	$5,432,000	$16,164,000	$13,188,000
Net income per share:
Basic	$0.46	$0.42	$1.25	$1.04
Diluted	$0.45	$0.41	$1.22	$1.01
Average shares outstanding:
Basic	13,030,000	12,801,000	12,959,000	12,709,000
Diluted	13,217,000	13,200,000	13,218,000	13,057,000

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